    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            PEREGRINE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                        95-3773312
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                       Identification Number)

                            3611 VALLEY CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                 ERIC P. DELLER
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PEREGRINE SYSTEMS, INC.
                            3611 VALLEY CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                               DOUGLAS H. COLLOM
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (650) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED          PER SHARE(1)           PRICE(1)         REGISTRATION FEE
Common Stock, $0.001 par value..............   3,015,076 shares          $18.625          $56,155,790.50         $14,039.00

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on January 3, 2001.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Telephone Number: (858) 481-5000

                            [PEREGRINE SYSTEMS LOGO]

                                3,015,076 SHARES
                                  COMMON STOCK

    These shares of Peregrine common stock may be offered and sold from time to time by International Business Machines Corporation, or IBM. We issued 3,015,076 shares of our common stock to IBM as part of the consideration we paid for our December 2000 purchase of assets and liabilities associated with the Tivoli Service Desk suite of products from Tivoli Systems Inc., or Tivoli, a wholly owned subsidiary of IBM.

    IBM will receive all of the net proceeds from the sale of the shares and will pay all brokerage fees and selling commissions applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

    Our common stock is quoted on the Nasdaq National Market under the symbol "PRGN." On January 4, 2001, the last reported sale price of our common stock was $21.1875 per share.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                January 5, 2001

                               TABLE OF CONTENTS

Where to Find Additional Information About Peregrine........    3

Information Incorporated by Reference.......................    3

Forward Looking Information.................................    4

Peregrine Systems, Inc......................................    5

Risk Factors................................................    6

Use of Proceeds.............................................   18

Selling Stockholder.........................................   19

Plan of Distribution........................................   20

Legal Matters...............................................   21

Experts.....................................................   21

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

              WHERE TO FIND ADDITIONAL INFORMATION ABOUT PEREGRINE

    We have filed reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file with the SEC. The address of the SEC website is http://www.sec.gov. The documents that we file with the SEC can also be accessed through our website at http://www.peregrine.com.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference herein. We incorporate by reference the documents listed below, and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. This prospectus is part of a Registration Statement we filed with the SEC. The documents we incorporate by reference are:

    1.  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2000.

    2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2000 and September 30, 2000.

    3. The amendment to our Current Report on Form 8-K/A, filed on May 22, 2000, relating to our acquisition of Telco Research Corporation.

    4. Our Current Report on Form 8-K, filed on June 29, 2000, relating to our acquisition of Harbinger Corporation.

    5. Our Current Reports on Form 8-K, filed November 3, 2000, November 10, 2000 and November 14, 2000, relating to our sale of convertible subordinated notes.

    6. Our Current Report on Form 8-K, filed November 3, 2000, relating to updates to various disclosure items previously made under the Securities Exchange Act.

    7. Our Current Report on Form 8-K, filed December 11, 2000, relating to our acquisition of the Tivoli Service Desk suite of products from Tivoli.

    8. The description of the common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 7, 1997 under
       Section 12(g) of the Exchange Act.

    You may request, and we will provide, a copy of these filings, including any exhibits to such filings, at no cost, by writing or telephoning us at the following address: Investor Relations, Peregrine Systems, Inc., 3611 Valley Centre Drive, San Diego, California 92130, telephone number (858) 481-5000.

                          FORWARD LOOKING INFORMATION

    This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Please review these risk factors carefully. In addition, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended March 31, 2000 and our quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2000 and September 30, 2000. Please note that these reports, including the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of these reports, have been updated in our current report on Form 8-K filed with the SEC on November 3, 2000 which reports are incorporated herein by reference, and in the similarly captioned section of any annual or quarterly report that we may file with the SEC. In connection with forward-looking statements which appear in these disclosures, you should carefully consider the factors set forth in this prospectus under "Risk Factors" and under the caption "Factors That May Affect Future Results" in the Management's Discussion and Analysis section of any subsequent annual or quarterly report we file with the SEC.

                            PEREGRINE SYSTEMS, INC.

    Peregrine is a leading global provider of infrastructure resource management applications, employee self-service solutions and e-commerce technologies and services. We offer software products, services and enabling technologies that permit large and medium-sized businesses to manage the acquisition, use, maintenance and disposition of the various infrastructure assets used by businesses and their employees. Our solutions are intended to make our customers more competitive in their markets by optimizing the procurement and availability of their assets and increasing the productivity of their employees. We believe our products can result in more efficient deployment of capital and other resources and can lower the costs of operating and maintaining organizational infrastructure assets. We market our products through two groups:

    - the infrastructure management group, which consists of products and services representing our traditional infrastructure management business and employee self-service products, and

    - the e-markets group, which provides business-to-business software products and creates and manages web-based catalogs and vertical exchange markets for production supplies and commodities.

    Our infrastructure management group provides software, technologies and services to manage the procurement, maintenance, and disposition of infrastructure assets throughout their life cycles. We offer management solutions for diverse categories of business assets, including technology equipment and systems, telecommunication networks, corporate vehicle fleets and physical plant and facilities. Our products offer complete life-cycle management of infrastructure assets. At the beginning of the cycle, we offer technologies and services that enable buyers and sellers of infrastructure assets to purchase and sell assets electronically over the Internet. Once an asset has been made available for automated purchase or lease, we then automate and facilitate the management and maintenance of the asset as well as its ultimate disposition. In addition, our employee self-service applications offer individual employees direct access to the resources, help, information, or infrastructure they require.

    Our e-markets group provides business-to-business software products and solutions to facilitate the processes of selling and purchasing direct goods used in the manufacture of finished products. Specifically, our e-markets group provides e-commerce connectivity and data transformation solutions, creates and manages web-based catalogs of supplies and materials, and maintains and hosts vertical exchange markets for supply and commodity markets in the automotive, energy, industrial component and retail/distribution industries.

    Our principal executive offices are located at 3611 Valley Centre Drive, San Diego, California 92130. Our telephone number at that address is
(858) 481-5000. We have offices in the metropolitan areas of most major cities in the United States and Canada. In addition, we have international sales offices in the metropolitan areas of Amsterdam, Copenhagen, Dublin, Frankfurt, London, Milan, Munich, Paris, Singapore, Sydney and Tokyo.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS MADE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

WE HAVE A HISTORY OF LOSSES AND CANNOT ASSURE THAT WE WILL BE PROFITABLE IN THE FUTURE ON AN OPERATING BASIS OR OTHERWISE.

    We have incurred substantial losses in recent years, and predicting our future operating results is difficult. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the price of our common stock may fall. Through September 30, 2000, we had recorded cumulative net losses of approximately $242.8 million, including approximately $226.6 million related to the write-off of acquired in-process research and development and the amortization of goodwill and other intangible assets in connection with a series of acquisitions completed since late 1997. We have incurred, and expect to continue to incur, substantial expenses associated with the amortization of intangible assets. In addition, we do not believe recent revenue growth rates are sustainable in the future or indicative of future growth rates. If our revenue growth rates slow or our revenues decline, our operating results could be seriously impaired because many of our expenses are fixed and cannot be easily or quickly changed.

OUR JUNE 2000 ACQUISITION OF HARBINGER CORPORATION MAY REDUCE OUR REVENUE GROWTH RATES AND MAKE PREDICTION OF OUR FUTURE REVENUES AND OPERATING RESULTS MORE DIFFICULT AS WE INTEGRATE OUR BUSINESSES AND ATTEMPT TO FOCUS THE STRATEGIC MODEL OF THE COMBINED COMPANY.

    Harbinger's revenues prior to the acquisition were growing at a substantially slower rate than our revenues, due in large part to declining revenues for Harbinger's legacy electronic commerce software business. If our efforts to refocus Harbinger's business and integrate it with that of Peregrine are not successful, our future revenue growth rates could be substantially less than our historic growth rates, and our future revenues and operating results could be impaired. We have already determined to de-emphasize and discontinue certain businesses of Harbinger that we do not believe are strategic to the combined company. In September 2000, we completed the sale of one of Harbinger's product lines and may determine to sell or discontinue other Harbinger products or businesses in the future. We expect this recent divestiture and any future discontinuations or divestitures to result in revenue reductions that may not be offset by revenues from other sources.

    In October 2000, we announced that we were implementing a strategic segmentation of our business into an infrastructure management group and e-markets group. Our infrastructure management group focuses principally on the sale of our historic infrastructure management product line together with procurement solutions and technologies acquired from Harbinger that were complementary with or otherwise relevant to managing internal infrastructure assets. Our e-markets group focuses on the acquisition of supplies and materials used in the manufacture and production of finished goods. The e-markets group is comprised substantially of Harbinger's legacy e-commerce software and data transformation businesses as well as web-based supply catalogs and vertical exchange markets for supply and commodity markets in the automotive, energy, industrial component and retail industries.

    We expect the continuing strategic and operational integration of Harbinger into Peregrine will make prediction of our future revenues and operating results particularly difficult because our results of operations in future periods will reflect a substantially different business than the historical businesses of either Peregrine or Harbinger. We may not be able to accurately predict how the combined businesses, or the individual businesses represented by our infrastructure management and e-markets groups, will evolve. In particular, our future revenue and operating results may be adversely affected for a number of reasons resulting from the acquisition and subsequent integration processes, including the following:

    - Revenues for Harbinger's e-commerce software products may continue to decline.

    - Harbinger's web-based supply catalog and vertical supply businesses are still in their early stages, and a sustainable market may not develop for these services as offered by our e-markets group.

    - The businesses associated with our infrastructure management and e-markets groups may be sufficiently distinct that customers perceive no benefit from our combined product offerings, in which case we will not realize the anticipated financial and product synergies of the acquisition.

    - We may experience substantial unanticipated integration costs.

OUR REVENUES VARY SIGNIFICANTLY FROM QUARTER-TO-QUARTER FOR NUMEROUS REASONS BEYOND OUR CONTROL. QUARTER-TO-QUARTER VARIATIONS COULD RESULT IN A SUBSTANTIAL DECREASE IN OUR STOCK PRICE IF OUR REVENUES OR OPERATING RESULTS ARE LESS THAN MARKET ANALYSTS ANTICIPATE.

    Our revenues or operating results in a given quarter could be substantially less than anticipated by market analysts, which could result in a substantial decline in our stock price. In addition, quarter-to-quarter variations could create uncertainty about the direction or progress of our business, which could also result in a decline in the price of our common stock. Our revenues and operating results will vary from quarter to quarter for many reasons beyond our control. As a result, our quarterly revenues and operating results are not predictable with any significant degree of accuracy. Reasons for variability of our revenues and operating results include the following:

    - SIZE, TIMING, AND CONTRACTUAL TERMS OF ORDERS. Our revenues in a given quarter could be adversely affected if we are unable to complete one or more large license agreements, if the completion of a large license agreement is delayed, or if the contract terms were to prevent us from recognizing revenue during that quarter. In addition, when negotiating large software licenses, many customers time their negotiations until quarter-end in an effort to improve their ability to negotiate more favorable pricing terms. As a result, we recognize a substantial portion of our revenues in the last month or weeks of a quarter, and license revenues in a given quarter depend substantially on orders booked during the last month or weeks of a quarter. Our revenue growth in recent periods has been attributable in part to an increase in the number of large license transactions we completed in a given period. We expect our reliance on these large transactions to continue for the foreseeable future. If we are unable to complete a large license transaction by the end of a particular quarter, our revenues and operating results could be materially below the expectations of market analysts, and our stock price could fall. In particular, our dependence on a few relatively large license transactions could have an adverse effect on our quarterly revenues or revenue growth rates to the extent we are unable to complete a large license transactions because a large prospective customer determines to reduce its capital investments in technology in response to slowing economic growth.

    - FLUCTUATIONS IN REVENUE SOURCES. If our sales through indirect channels were to decrease in a given quarter, our total revenues and operating results could be harmed. Sales through indirect channels, including distributors, third party resellers, and system integrators, represent a significant percentage of our total sales. We expect this trend to continue in the future. As a result, we could experience a shortfall in our revenues, or a substantial decline in our rate of revenue growth, if sales through indirect channels were to decrease or were to increase at a slower rate than recently experienced. We have less ability to manage sales through indirect channels, relative to direct sales, and less visibility about our channel partners' success in selling our products. As a result, we could experience unforeseen variability in our revenues and operating results for a number of reasons, including the following: inability of our channel partners to sell our products; a decision by our channel partners to favor competing products; or inability of our channel partners to manage the timing of their purchases from us against their sales to end-users, resulting in inventories of unsold licenses held by channel partners.

    - CUSTOMER BUDGETING AND INVESTMENT CYCLES. Our quarter-to-quarter revenues will depend on customer budgeting cycles. If customers change their budgeting cycles, or reduce their capital spending on technology, our revenues could decline. Many analysts predict substantially slower growth rates for, and potential reductions in, information technology capital investment in 2001. To the extent these projections prove accurate we expect our quarterly revenues and operating results will be adversely affected.

    - PRODUCT AND PRICING ANNOUNCEMENTS. Announcements of new products or releases by us or our competitors could cause customers to delay purchases pending the introduction of the new product or release. In addition, announcements by us or our competitors concerning pricing policies could have an adverse effect on our revenues in a given quarter.

    - CHANGES IN PRODUCT MIX. Changes in our product mix could adversely affect our operating results because some products provide higher margins than others. For example, margins on software licenses tend to be higher than margins on maintenance and services.

    - CANCELLATION OF LICENSES, SUBSCRIPTION OR MAINTENANCE
      AGREEMENTS. Cancellations of licenses, subscription or maintenance contracts could reduce our revenues and harm our operating results. In particular, our maintenance contracts with customers terminate on an annual basis. Substantial cancellations of maintenance or subscription agreements, or a substantial failure to renew these contracts, would reduce our revenues and harm our operating results.

THE LONG SALES CYCLE FOR OUR PRODUCTS MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR REVENUES AND OPERATING RESULTS.

    Delays in customer orders could result in our revenues being substantially below the expectations of market analysts. Our customers' planning and purchase decisions involve a significant commitment of resources and a lengthy evaluation and product qualification process. As a result, we may incur substantial sales and marketing expenses during a particular period in an effort to obtain orders. If we are unsuccessful in generating offsetting revenues during that period, our revenues and earnings could be substantially reduced, or we could experience a large loss. The sales cycle for our products typically takes six to nine months to complete, and we may experience delays that further extend this period. The length of the sales cycle may be extended beyond six or nine months due to factors over which we have little or no control, including the size of the transaction and the level of competition we encounter. The average size of our transactions has increased in recent periods, and this could have the effect of further extending our sales cycle. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have an adverse effect on our operating results and financial condition.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY RESULT IN PERIODIC REDUCTIONS IN OUR REVENUES AND IMPAIRMENT OF OUR OPERATING RESULTS.

    Seasonality in our business could result in our revenues in a given period being less than market estimates. Seasonality could also result in quarter-to-quarter decreases in our revenues. In either of these events, seasonality could have an adverse impact on our results of operations. Historically, our revenues and operating results in our December quarter have tended to benefit, relative to our June and September quarters, from purchase decisions made by the large concentration of our customers with calendar year-end budgeting requirements. Our June and September quarters tend to be our weakest. Revenues and operating results in the March quarter have tended to benefit from the efforts of our sales force to meet fiscal year-end sales quotas. These historical patterns may change over time, however, particularly as our operations become larger and the sources of our revenue change or become more diverse. For example, our international operations have expanded significantly in recent years, particularly in Europe. We also have an international presence in the Pacific Rim and Latin America. We may experience variability in demand associated with seasonal buying patterns in these foreign markets. As an example, our September quarter is typically weaker in part due to the European summer holiday season.

OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED IF WE CANNOT COMPETE EFFECTIVELY AGAINST OTHER COMPANIES IN OUR MARKETS.

    The market for our products is intensely competitive and diverse, and the technologies for our products can change rapidly. New products are introduced frequently and existing products are continually enhanced. We face competition from a number of sources in the markets for our infrastructure resource management, procurement and e-business connectivity solutions.

    - In the markets for our infrastructure resource management and employee self-service software solutions, we face competition from providers of internal help desk software applications for managing information technology service desks, such as Remedy Corporation and Computer Associates; providers of asset management software, including Remedy, MainControl, and Janus Technologies; providers of facilities management software, including Archibus, Facilities Information Systems, and Assetworks (a division of CSI-Maximus); providers of transportation management software that competes with our fleet management and rail management software, including Control Software (a division of CSI-Maximus) and Project Software and Development Inc.; information technology and systems management companies such as Tivoli systems (a division of IBM), Computer Associates, Network Associates, Hewlett-Packard, and Microsoft; numerous start-up and other entrepreneurial companies offering products that compete with the functionality offered by one or more of our infrastructure management products; and the internal information technology departments of those companies with infrastructure management needs.

    - In the markets for employee self-service, including procurement and e-service solutions, we have experienced competition from established competitors in the business-to-business Internet commerce solution market, such as Ariba and CommerceOne, and established providers of enterprise resource planning software that are entering the market for procurement and e-procurement solutions, including Oracle and SAP.

    - In the markets served by our e-commerce enablement technology, we have experienced competition from Sterling Commerce, a division of SBC Communications, and General Electric Exchange Solutions, each a provider of electronic commerce software; Aspect Development, a provider of internet business software solutions; Requisite Technology, a provider of catalog management solutions; and webMethods, a provider of e-commerce enablement software.

    If we cannot compete effectively in our markets by offering products that are comparable in functionality, ease of use and price to those of our competitors, our revenues will decrease, and our operating results will be adversely affected. Many of our current and potential competitors have substantially greater financial, technical, marketing and other resources than we have. As a result, they may be able to devote greater resources than we can to the development, promotion and sale of their products and may be able to respond more quickly to new or emerging technologies and changes in customer needs.

    Additional competition from new entrepreneurial companies or established companies entering our markets could have an adverse effect on our business, revenues and operating results. In addition, alliances among companies that are not currently direct competitors could create new competitors with substantial market presence. Because few barriers to entry exist in the software industry, we anticipate additional competition from new and established companies as well as business alliances. We expect that the software industry will continue to consolidate. In particular, we expect that large software companies will continue to acquire or establish alliances with our smaller competitors, thereby increasing the resources available to these competitors. These new competitors or alliances could rapidly acquire significant market share at our expense.

OUR FUTURE REVENUES AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED IF THE SOFTWARE APPLICATION MARKET CONTINUES TO EVOLVE TOWARD A SUBSCRIPTION-BASED MODEL, WHICH MAY PROVE LESS PROFITABLE FOR US.

    We expect our revenue growth rates and operating results to be adversely affected as customers require us to offer our products under a subscription-based application service provider model. Historically, we have sold our infrastructure management solutions on a perpetual license basis in exchange for an up-front license fee. Customers are increasingly attempting to reduce their up-front capital expenditures by purchasing software applications under a hosted subscription service model. Under the hosted model, the customer subscribes to use an application from the software provider. The application is generally hosted on a server managed by the service provider or a third-party hosting service. We expect that a substantial portion of future revenues generated by our e-markets group will be realized under a subscription model. We also expect that an increasing portion of our infrastructure management group revenues may be represented by subscriptions.

    Under the subscription revenue model, we generally will recognize revenue and receive payment ratably over the term of the customer's subscription. As a result, our rates of revenue growth under a subscription model may be less than our historical rates under a license model. In addition, the price of our services will be fixed at the time of entering into the subscription agreement. If we are unable to adequately predict the costs associated with maintaining and servicing a customer's subscription, then the periodic expenses associated with a subscription may exceed the revenues we recognize for the subscription in the same period, which would adversely affect our operating results.

    In addition, if we are not successful in implementing the subscription revenue model, or if market analysts or investors do not believe that the model is attractive relative to our traditional license model, our business could be impaired, and our stock price could decline dramatically.

IF WE, OR THIRD PARTIES ON WHICH WE WILL RELY, ARE UNABLE TO ADEQUATELY DELIVER OUR INTERNET-BASED APPLICATIONS, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

    We currently use our own servers to deliver our Internet-based products to customers. We intend, however, to engage one or more third parties to provide a full complement of services that will enable us to outsource the delivery of these Internet-based products to our customers. For example, our third-party service providers will manage the application servers, maintain communications equipment, manage the network data centers where our software and data will be stored, and provide client support. If we are unable to adequately deliver our Internet-based applications, we may lose customers or be unable to attract new customers, which would adversely affect our revenues.

    In addition, the third-party service providers that we engage may not deliver adequate support or service to our clients, which may harm our reputation and our business. Because these third-party service providers handle the installation of the computer and communications equipment and software needed for the day-to-day operations of our Internet-based applications, we will be dependent on them to manage, maintain and provide adequate security for customer applications. If our customers experience any delays in response time or performance problems while using our Internet applications, as hosted by a third-party or by us, our customers may perceive such delays as defects with our products and may stop using our applications, which will adversely affect our revenues.

    We have limited experience outsourcing these services and may have difficulty managing this process. We will be required to monitor our third-party service providers to ensure that they perform these services adequately. In addition, if we do not maintain good relations with these third-party service providers, or if they go out of business, they may be unable to perform critical support functions for us. If we were unable to find replacement third-party service providers, we would be required to perform these functions ourselves. We may not be successful in obtaining or performing these services on a timely or cost-effective basis.

OUR OUTSTANDING INDEBTEDNESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION, AND WE MAY INCUR SUBSTANTIALLY MORE DEBT.

    We have approximately $270 million of indebtedness outstanding, consisting principally of our 5 1/2% Convertible Subordinated Notes due 2007. Our indebtedness could adversely affect our results of operations and financial condition. For example, our results of operations will be adversely affected by approximately $14.65 million in annual interest expenses, payable semi-annually. In addition, our indebtedness could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to obtain additional financing;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - place us at a competitive disadvantage relative to our competitors with less debt.

    Our indebtedness will require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes.

    We may incur substantial additional debt in the future. The terms of our existing indebtedness does not, and future indebtedness may not, prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE MAY HAVE INSUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

    We will be required to generate cash sufficient to pay all amounts due on our outstanding indebtedness and to conduct our business operations. We have incurred net losses, and we may not be able to cover our anticipated debt service obligations. This may materially hinder our ability to make payments on our indebtedness. Our ability to meet our future debt service obligations will be dependent upon our future operating performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUALLY DEVELOP PRODUCTS THAT MEET THE COMPLEX AND EVOLVING NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECREASE.

    As a result of rapid technological change in our industry, our competitive position in existing markets, or in markets we may enter in the future, can be eroded rapidly by product advances and technological changes. We may be unable to improve the performance and features of our products as necessary to respond to these developments. In addition, the life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part on our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. In addition, competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments.

IF WE CANNOT ATTRACT AND RETAIN QUALIFIED SALES PERSONNEL, SOFTWARE DEVELOPERS AND CUSTOMER SERVICE PERSONNEL, WE WILL NOT BE ABLE TO SELL AND SUPPORT OUR PRODUCTS.

    Competition for qualified employees is intense, particularly in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. If we are not successful in attracting and retaining qualified sales personnel, software developers and customer service personnel, our revenue growth rates could decrease, or our revenues could decline, and our operating results could be materially harmed. Our products and services require a sophisticated selling effort targeted at several key people within a prospective customer's organization. This process requires the efforts of experienced sales personnel as well as specialized consulting professionals. In addition, the complexity of our products, and issues associated with installing and maintaining them, require highly-trained customer service and support personnel. We intend to hire a significant number of these personnel in the future and train them in the use of our products. We believe our success will depend in large part on our ability to attract and retain these key employees.

OUR BUSINESS COULD BE HARMED IF WE LOST THE SERVICES OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM.

    The loss of the services of one or more of our executive officers or key employees, or the decision of one or more of these individuals to join a competitor, could adversely affect our business and harm our operating results and financial condition. Our success depends to a significant extent on the continued service of our senior management and other key sales, consulting, technical and marketing personnel. None of our senior management is bound by an employment or non-competition agreement. We do not maintain key man life insurance on any of our employees.

IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, THIS WILL PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES.

    Our recent growth rates, together with integration of numerous acquisitions, have placed a significant strain on our management and operational resources. We have expanded the size and geographic scope of our operations rapidly in recent years, both internally and through acquisitions, and intend to continue to expand in order to pursue market opportunities that our management believes are attractive. Our customer relationships could be strained if we are unable to devote sufficient resources to them as a result of our growth, which could have an adverse effect on our future revenues and operating results.

SYSTEM MANAGEMENT COMPANIES MAY ACQUIRE INFRASTRUCTURE MANAGEMENT AND/OR HELP DESK SOFTWARE COMPANIES AND CLOSE THEIR SYSTEMS TO OUR PRODUCTS, HARMING OUR ABILITY TO SELL OUR PRODUCTS.

    If large system management providers close their systems to our products, our revenues and operating results would be seriously harmed. Our ability to sell our products depends in large part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. These large, established providers of system management products and services may decide to close their systems to competing vendors like us. They may also decide to bundle the products that compete with our products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. Increased competition could result in price reductions, reductions in our gross margins, or reductions in our market share. Any of these events would adversely affect our business and operating results.

WE MAY BE UNABLE TO EXPAND OUR BUSINESS AND INCREASE OUR REVENUES IF WE ARE UNABLE TO EXPAND OUR DISTRIBUTION CHANNELS.

    If we are unable to expand our distribution channels effectively, our business, revenues and operating results could be harmed. In particular, we will need to expand our direct sales force and establish relationships with additional system integrators, resellers and other third party channel partners who market and sell our products. If we cannot establish these relationships, or if our channel partners are unable to market our products effectively or provide cost-effective customer support and service, our revenues and operating results will be harmed. Even where we are successful in establishing a new third-party relationship, our agreement with the third party may not be exclusive. As a result, our partner may carry competing product lines.

IF WE ARE UNABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, OUR BUSINESS, REVENUES AND OPERATING RESULTS COULD BE HARMED.

    In order to grow our business, increase our revenues, and improve our operating results, we believe we must continue to expand internationally. If we expend substantial resources pursuing an international strategy and are not successful, our revenues will be less than our management or market analysts anticipate, and our operating results will suffer. International revenues represented approximately 36.0% of our business in each of fiscal 1998 and 1999 and approximately 41.0% of our business in fiscal 2000. We have several international sales offices in Europe as well as offices in Japan, Singapore and Australia. International expansion will require significant management attention and financial resources, and we may not be successful expanding our international operations. We have limited experience in developing local language versions of our products or in marketing our products to international customers. We may not be able to successfully translate, market, sell, and deliver our products internationally.

CONDUCTING BUSINESS INTERNATIONALLY POSES RISKS THAT COULD AFFECT OUR FINANCIAL RESULTS.

    Even if we are successful in expanding our operations internationally, conducting business outside North America poses many risks that could adversely affect our operating results. In particular, we may experience gains and losses resulting from fluctuations in currency exchange rates, for which hedging activities may not adequately protect us. Moreover, exchange rate risks can have an adverse effect on our ability to sell our products in foreign markets. Where we sell our products in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the dollar, thereby making our products more expensive in local currencies. Where we sell our products in local currencies, we could be competitively unable to change our prices to reflect exchange rate changes. In recent periods, for example, our revenues in Europe have been adversely affected by the decline in the value of the Euro and its component currencies relative to the U.S. dollar.

    Additional risks we face in conducting business internationally include the following:

    - longer payment cycles;

    - difficulties in staffing and managing international operations;

    - problems in collecting accounts receivable; and

    - the adverse effects of tariffs, duties, price controls or other restrictions that impair trade.

WE MAY EXPERIENCE INTEGRATION OR OTHER PROBLEMS WITH NEW ACQUISITIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS OR RESULTS OF OPERATIONS. NEW ACQUISITIONS COULD DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS, AND THE ANNOUNCEMENT OF NEW ACQUISITIONS COULD RESULT IN A DECLINE IN THE PRICE OF OUR COMMON STOCK.

    In addition to the acquisition of Harbinger, we have made a number of acquisitions of businesses and technologies over the last three years. We are frequently in formal or informal discussions with potential acquisition candidates. Accordingly, we may in the future make acquisitions of, or large investments in, businesses that offer products, services and technologies that we believe would complement our products or services. We may also make acquisitions of or investments in businesses that we believe could expand our distribution channels. Even though we announce an acquisition, however, we may not be able to complete it. Any future acquisition or substantial investment would present numerous risks. The following are examples of these risks:

    - difficulty in combining the technology, operations or work force of the acquired business;

    - disruption of our on-going business;

    - difficulty in realizing the potential financial or strategic benefits of the transaction;

    - difficulty in maintaining uniform standards, controls, procedures and policies;

    - possible impairment of relationships with employees and customers as a result of any integration of new businesses and management personnel;

    - impairment of assets related to resulting goodwill, and reductions in our future operating results from amortization of goodwill and other intangible assets.

    We expect that future acquisitions could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and our common stock. If the consideration for the transaction were paid in common stock, this would further dilute our existing stockholders. Any amortization of goodwill or other assets resulting from the acquisition could materially impair our operating results and financial condition. If an acquisition were to take place, the risks described above could materially and adversely affect our business and operating results.

HARBINGER AND SOME OF ITS FORMER OFFICERS AND DIRECTORS ARE DEFENDANTS IN SHAREHOLDER LITIGATION FOR WHICH HARBINGER IS NOT INSURED. THE OUTCOME OF THIS LITIGATION, IF DETERMINED ADVERSELY TO HARBINGER, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

    In September 1999, a complaint was filed against Harbinger and some of its current and former officers and directors in the United States District Court for the Northern District of Georgia. The complaint alleges that the defendants misrepresented or omitted material facts in violation of federal securities laws. An amended complaint was filed in March 2000, expanding upon the allegations of the initial complaint by, among other things, alleging accounting improprieties. The complaints relate to actions by Harbinger during the period from February 1998 to October 1998. Harbinger did not maintain directors' and officers' liability insurance during this period. As a result, we are not insured with respect to any potential liability of Harbinger or any officer or director of Harbinger. Harbinger was, however, obligated under agreements with each of its officers and directors to indemnify them for the costs incurred in connection with defending themselves against this litigation and is obligated to indemnify them to the maximum extent permitted under applicable law if they are held liable. In connection with the acquisition, we agreed to honor these contractual arrangements.

    In October 2000, we entered into an agreement in principle to settle this class action lawsuit. If the settlement is finalized and approved by the court, we will be required to make an aggregate cash payment of $2.25 million to a class of former shareholders of Harbinger in exchange for dismissal of all claims against Harbinger. Although the parties to the litigation have agreed in principle to this settlement, final settlement is subject to further documentation, various contingencies, and approval by the court. The court may not approve the settlement. If the court does not approve the settlement, the plaintiffs in the lawsuit may proceed with their claims, without prejudice. It is also possible that if the settlement is approved by the court, claims could be pursued by class members who opt out of the class settlement by filing appropriate notices with the court. If the litigation were to continue to proceed, we could be required to spend substantial sums in an effort to litigate this matter. Continued litigation would be likely to result in a diversion of management's time and attention away from business operations. If the litigation were decided adversely to Harbinger, or we agree in the future to settle this litigation for a substantial sum as a result of failure to obtain court approval of the pending settlement or for any other reason, our financial condition and results of operations could be materially and adversely affected.

IF IMMIGRATION LAWS LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

    Limitations under United States immigration laws could prevent us from recruiting skilled technical personnel from foreign countries, which could harm our business if we do not have sufficient personnel to develop new products and respond to technological changes. This inability to hire technical personnel could lead to future decreases in our revenues, or decreases in our revenue growth rates, either of which would adversely affect our operating results. Because of severe shortages for qualified technical personnel in the United States, many companies, including Peregrine, have recruited engineers and other technical personnel from foreign countries. Foreign computer professionals such as those we have employed typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited annually by federal immigration laws. In recent years, despite increases in the number of available visas, the annual allocation has been exhausted well before year-end.

WE HAVE MADE SUBSTANTIAL CAPITAL COMMITMENTS THAT COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION IF OUR BUSINESS DOES NOT GROW.

    We have made substantial capital commitments as a result of recent growth in our business that could seriously harm our financial condition if our business does not grow and we do not have adequate resources to satisfy our obligations. In June 1999, we entered into a series of leases providing us with approximately 540,000 square feet of office space and an option to lease 118,000 square feet for our headquarters in San Diego, California. Even excluding the exercise of the option, the leases require a minimum aggregate lease payment of approximately $119.3 million over the twelve year term of the leases. The office space (including the option) relates to a five building campus. We have relocated our San Diego operations to three of these buildings and intend for the present time to sublease the remaining two buildings. The capital commitments, construction oversight, and movement of personnel and facilities involved in a transaction of this type and magnitude present numerous risks, including:

    - failure to properly estimate the future growth of our business;

    - inability to sublease excess office space if we overestimate future growth;

    - disruption of operations; and

    - inability to match fixed lease payments with fluctuating revenues, which could impair our earnings or result in losses.

PRODUCT DEVELOPMENT DELAYS COULD HARM OUR COMPETITIVE POSITION AND REDUCE OUR REVENUES.

    If we experience significant product development delays, our position in the market would be harmed, and our revenues could be substantially reduced, which would adversely affect our operating results. We have experienced product development delays in the past and may experience delays in the future. In particular, we may experience product development delays associated with the integration of recently acquired products and technologies. Delays may occur for many reasons, including an inability to hire sufficient number of developers, discovery of software bugs and errors, or a failure of our current or future products to conform to industry requirements.

ERRORS OR OTHER SOFTWARE BUGS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT EXPENDITURES TO REMEDY OR CORRECT THE ERRORS OR BUGS AND COULD RESULT IN PRODUCT LIABILITY CLAIMS.

    If we were required to expend significant amounts to correct software bugs or errors, our revenues could be harmed as a result of an inability to deliver the product, and our operating results could be impaired as we incur additional costs without offsetting revenues. Errors can be detected at any point in a product's life cycle. We have experienced errors in the past that resulted in delays in product shipment and increased costs. Discovery of errors could result in any of the following:

    - loss of or delay in revenues and loss of customers or market share;

    - failure to achieve market acceptance;

    - diversion of development resources and increased development expenses;

    - increased service and warranty costs;

    - legal actions by our customers; and

    - increased insurance costs.

    If we were held liable for damages incurred as a result of our products, our operating results could be significantly impaired. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. These limitations may not be effective under the laws of some jurisdictions, however. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risks of these claims.

WE COULD BE COMPETITIVELY DISADVANTAGED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

    If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation, and other proprietary information and by relying on a combination of patent, copyright, trademark, and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors, and strategic partners. In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications.

    Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, any of which could adversely affect our revenues and operating results.

IF WE BECOME INVOLVED IN AN INTELLECTUAL PROPERTY DISPUTE, WE MAY INCUR SIGNIFICANT EXPENSES OR MAY BE REQUIRED TO CEASE SELLING OUR PRODUCTS, WHICH WOULD SUBSTANTIALLY IMPAIR OUR REVENUES AND OPERATING RESULTS.

    In recent years, there has been significant litigation in the United States involving intellectual property rights, including rights of companies in the software industry. Intellectual property claims against us, and any resulting lawsuit, may result in our incurring significant expenses and could subject us to significant liability for damages and invalidate what we currently believe are our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and could divert management's time and attention. Any potential intellectual property litigation against us could also force us to do one or more of the following:

    - cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

    - obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

    - redesign those products or services that incorporate the disputed technology, which could result in substantial unanticipated development expenses.

    If we are subject to a successful claim of infringement and we fail to develop noninfringing technology or license the infringed technology on acceptable terms and on a timely basis, our revenues could decline or our expenses could increase.

    We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could also result in significant expense and the diversion of technical and management personnel's attention.

CONTROL BY OUR OFFICERS AND DIRECTORS MAY LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE IN CONTROL, WHICH COULD PREVENT OUR STOCKHOLDERS FROM REALIZING A PREMIUM IN THE MARKET PRICE OF THEIR COMMON STOCK.

    The concentration of ownership of our common stock by our officers and directors could delay or prevent a change in control or discourage a potential acquirer from attempting to obtain control of Peregrine. This could cause the market price of our common stock to fall or prevent our stockholders from realizing a premium in the market price in the event of an acquisition.

WE COULD EXPERIENCE LOSSES AS A RESULT OF OUR STRATEGIC INVESTMENTS.

    If our strategic investments in other companies are not successful, we could incur losses. We have made and expect to continue to make minority investments in companies with businesses or technologies that we consider to be complementary with our business or technologies. These investments have generally been made by issuing shares of our common stock or, to a lesser extent, by paying cash. Many of these investments are in companies whose operations are not yet sufficient to establish them as profitable concerns. Adverse changes in market conditions or poor operating results of underlying investments could result in our incurring losses or our being unable to recover the carrying value of our investments.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR PEREGRINE AND MAY PREVENT CHANGES IN OUR MANAGEMENT THAT STOCKHOLDERS OTHERWISE WOULD APPROVE.

    Some provisions of our charter documents eliminate the right of stockholders to act by written consent without a meeting and impose specific procedures for nominating directors and submitting proposals for consideration at a stockholder meeting. These provisions are intended to increase the likelihood of continuity and stability in the composition of our board of directors and the policies established by the board of directors. These provisions also discourage some types of transactions, which may involve an actual or threatened change of control. These provisions are designed to reduce Peregrine's vulnerability to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change of control transaction. These provisions are also intended to discourage common tactics that may be used in proxy fights. As a result, they could have the effect of discouraging third parties from making tender offers for our shares. These provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored take-over attempts. These provisions may also prevent changes in our management.

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preference, privileges, and restrictions of this preferred stock without any further vote or action by our stockholders. The issuance of preferred stock allows us to have flexibility in connection with possible acquisitions and for other corporate purposes. The issuance of preferred stock, however, may delay or prevent a change in control transaction. As a result, the market price of our common stock and other rights of holders of our common stock may be adversely affected, including the loss of voting control to others.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE, WHICH MAY MAKE THE COMMON STOCK DIFFICULT TO RESELL AT ATTRACTIVE TIMES AND PRICES.

    The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations;

    - new products or services offered by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the software industry generally or specifically in the markets for infrastructure management or e-business connectivity solutions;

    - changes in the economic performance and/or market valuations of our competitors and the software industry in general;

    - announcements by us or our competitors of significant contracts, changes in pricing policies, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - adoption of industry standards and the inclusion of our technology in, or compatibility of our technology with, such standards;

    - adverse or unfavorable publicity regarding us or our products;

    - our loss of a major customer;

    - additions or departures of key personnel;

    - sales of our common stock in the public market; and

    - other events or factors that may be beyond our control.

    In addition, the stock markets in general, and in particular the markets for securities of technology and software companies, have experienced extreme price and volume volatility and a significant cumulative decline in recent months. This volatility has affected many companies irrespective of or disproportionately to the operating performance of these companies. These broad market and industry factors can materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholder. The selling stockholder will receive all net proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDER

    The following table sets forth information with respect to the number of shares of our common stock beneficially owned by IBM prior to this offering and assuming the sale of all shares registered to be offered under this prospectus. The information in the table below is current as of the date of this prospectus. The percentage ownership is based on shares of common stock outstanding as of September 30, 2000, plus the 3,015,076 shares of common stock issued to IBM in December 2000 and excludes shares of common stock issuable upon exercise or conversion of outstanding options, warrants or other rights to purchase common stock. The shares are being registered to permit public secondary trading of the shares, and IBM may offer the shares for resale from time to time.

IBM acquired the shares being offered in connection with our December 2000 purchase of assets associated with the Tivoli Service Desk suite of products of Tivoli Systems Inc., a wholly owned subsidiary of IBM. The shares of common stock were issued to IBM pursuant to exemptions from the registration requirements of the Securities Act of 1933. In connection with our purchase of the Tivoli Service Desk assets and the issuance of our common stock to IBM, we agreed to register the shares of common stock received by IBM pursuant to the registration statement, of which this prospectus is a part. IBM may distribute its shares of our common stock to affiliated entities of IBM. Any shares so distributed may be offered under this prospectus by the IBM-affiliated distributees. Each IBM-affiliated distributee will be deemed a selling stockholder for purposes of this prospectus with respect to the distributed shares.

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                  OWNED PRIOR TO                          OWNED AFTER
                                                     OFFERING           NUMBER OF          OFFERING
                                               --------------------      SHARES       -------------------
SELLING STOCKHOLDER                             NUMBER     PERCENT    BEING OFFERED    NUMBER    PERCENT
-------------------                            ---------   --------   -------------   --------   --------
International Business Machines..............  3,015,076     2.0%       3,015,076          --

                              PLAN OF DISTRIBUTION

    We will not receive any proceeds from the sale of the shares of common stock under this prospectus. The shares may be sold or distributed from time to time by the selling stockholder or by pledgees, donees, transferees of, or other successors in interest to, the selling stockholder directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

    The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The selling stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder or its successors in interest may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealer pursuant to this prospectus.

    To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

    We have agreed to bear certain expenses of registration of the common stock under federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents and fees attributable to the sale of the shares. We have agreed to indemnify the selling stockholder against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholder has also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act.

    We may suspend the use of this prospectus for a discrete period of time, not longer than 90 days, if, in our reasonable judgment, a development has occurred or condition exists as a result of which the prospectus does not contain material non-public information which is in our reasonable judgment is required to be included in the prospectus for sales of the shares to be made hereunder and the immediate disclosure of such information would be seriously detrimental to Peregrine. This offering will terminate on the earlier of the date on which all shares offered hereby have been sold by the selling stockholder or 60 days after the effectiveness of the registration statement, of which this prospectus is a part.

    Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

    There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by it under this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for Peregrine by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The audited consolidated financial statements of Peregrine for each of the three years in the period ended March 31, 2000, the consolidated financial statements of Telco Research Corporation Limited as of January 31, 2000 and December 31, 1998 and for the thirteen months ended January 31, 2000 and the year ended December 31, 1998 and the financial statements of Telco Research Corporation as of December 31, 1997 and 1996 and for the years then ended, incorporated by reference in this prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The audited consolidated financial statements of Harbinger Corporation as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, incorporated by reference in this prospectus and the Registration Statement, have been audited by KPMG LLP, independent auditors, as indicated in their report thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................     $14,039.00
Printing expenses...........................................     $ 5,000.00
Legal fees and expenses.....................................     $20,000.00
Accounting fees and expenses................................     $10,000.00
Miscellaneous expenses......................................     $ 5,961.00
                                                                 ----------
    Total...................................................     $55,000.00
                                                                 ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

    Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

    We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

    The Asset Purchase Agreement, dated as of December 10, 2000, by and among Peregrine, IBM and Tivoli, entered into in connection with our purchase of the Tivoli Service Desk suite of products from Tivoli, provides that we will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and the selling stockholder will indemnify us and our executive officers and directors against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

ITEM 16.  EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation

        23.1            Consent of Arthur Andersen LLP, Independent Public
                        Accountants

        23.2            Consent of KPMG LLP, Independent Auditors

        23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1)

        24.1            Power of Attorney (see page II-4)

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
    Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 5th day of January, 2001.

                                             PEREGRINE SYSTEMS, INC.

                                             By:            /s/ STEPHEN P. GARDNER
                                                  ------------------------------------------
                                                              Stephen P. Gardner
                                                     CHIEF EXECUTIVE OFFICER AND CHAIRMAN

                               POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen P. Gardner and Mathew C. Gless, and each of them, as his true and lawful attorneys-in-fact and agent, each with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
           /s/ STEPHEN P. GARDNER              Chief Executive Officer (Principal     January 5, 2001
    ------------------------------------         Executive Officer) and Chairman
             Stephen P. Gardner

             /s/ MATHEW C. GLESS               Vice President Chief Financial         January 5, 2001
    ------------------------------------         Officer (Principal Financial and
               Mathew C. Gless                   Accounting Officer) and Director

           /s/ CHRISTOPHER A. COLE             Director                               January 5, 2001
    ------------------------------------
             Christopher A. Cole

                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
             /s/ JOHN J. MOORES                Director                               January 5, 2001
    ------------------------------------
               John J. Moores

          /s/ CHARLES E. NOELL, III            Director                               January 5, 2001
    ------------------------------------
            Charles E. Noell, III

            /s/ WILLIAM D. SAVOY               Director                               January 5, 2001
    ------------------------------------
              William D. Savoy

         /s/ THOMAS G. WATROUS, SR.            Director                               January 5, 2001
    ------------------------------------
           Thomas G. Watrous, Sr.

                                 EXHIBIT INDEX

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation

        23.1            Consent of Arthur Andersen LLP, Independent Public
                        Accountants

        23.2            Consent of KPMG LLP, Independent Auditors

        23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1)

        24.1            Power of Attorney (see page II-4)